GlobalWise Investments, Inc.

Columbus, Ohio

www.GlobalWiseInvestments.com

614-388-8909

Contact@GlobalWiseInvestments.com

Mission Investor Relations

Atlanta, Georgia

http://www.MissionIR.com

404-941-8975

Investors@MissionIR.com

Exhibit 99.1

 GlobalWise Reports Second Quarter 2012 Financial Results

-- Achieves Record Revenue Growth of 146% Over Prior Quarter --

-- Gross Profit Improved to $597,123 --

-- Gross Profit Margin Increased to 67% --

-- Cloud-Based ECM Software and Highly Successful Channel Partner Program Become Catalysts for Unprecedented Growth --

COLUMBUS, OH, August 14, 2012 – GlobalWise Investments, Inc. (OTCBB: GWIV) (OTCQB: GWIV) (www.GlobalWiseInvestments.com) and its wholly owned subsidiary Intellinetics, Inc., an enterprise content management (“ECM”) software development, sales and marketing company serving both public and private sector clients, today announce financial results for the second quarter ended June 30, 2012.

Financial Highlights for the Second Quarter 2012:

o	Total revenue increased by 146% to $887,285 compared to $360,328 in the first quarter, and an increase of 52% compared to $582,051 in the year-ago second quarter;
o	Gross profit improved to $597,123, a 959% increase over the first quarter of $56,381, and a 64% increase compared to $364,661 in the year-ago second quarter;
o	Gross profit margin increased to 67% compared to 16% in the first quarter and 63% in the year-ago second quarter;
o	Total operating expenses decreased by 69% to $680,062 compared to $1,148,905 million in the first quarter; up from $421,636 in the year-ago second quarter;
o	Loss from operations decreased by 1,217% to ($82,939) compared to ($1,092,524) in the first quarter; up from ($56,975) in the year-ago second quarter;
o	Net loss decreased by 639% to ($155,250) compared to ($1,147,873) in the first quarter; up from ($93,039) in the year-ago second quarter.

The Company’s operating expenses in the second quarter reflect additional costs associated with being a public company and strategic investments in human talent, technology and process assets that we believe help establish a solid foundation for profitable geometric growth in its subscriber base and revenue.  Combined, these investments drive cost and cycle time out of the marketing, sales and order fulfillment processes.   As a result, GlobalWise is better positioned to be able to harvest demand from captive markets with little additional operating cost and expects expenses to remain relatively stable at current levels as revenue continues to increase.

“GlobalWise’s dynamic approach to the ECM software market is taking hold in 2012,” stated William J. “BJ” Santiago, CEO of GlobalWise. “Two important changes have occurred in the past 18 months that are becoming the catalysts for our extraordinary growth. First, the advancement of our ECM software to a cloud-delivery model reduces our cost of service delivery and time to installation. Second, moving from a domestic direct-sales model to an international Channel Partner strategy has dramatically increased our ability to sell our software to a greater number of clients in a lower-cost manner. Our second-quarter revenue growth of 146% vs. the prior quarter and 52% growth year-over-year is a direct, tangible result of these developments. Simply put, we’re now selling more software faster and have reduced our average sales cycle from a historic 18 – 24 months to 3 – 6 months.”

Since the beginning of 2012, the Company has signed eight new Channel Partners with several potential new partners pending. In 2011, 14 new Channel Partners were signed. The increase in sales capacity is driving significant and consistent revenue growth, and the trend is expected to continue throughout 2012 and beyond.

Fiscal Year 2012 Guidance:

Based upon the Company’s current sales funnel and recent Channel Partner activity, GlobalWise currently expects to exceed $3.3 million in annual revenue in 2012 vs. $1.7 million in 2011. Management anticipates exiting 2012 at an annualized revenue run rate for 2013 in excess of $5.0 million, as existing Channel Partners increase their sales and marketing efforts and new Channel Partners are added. GlobalWise expects to be increasingly well positioned for growth and profitability in future periods as projected revenues increase, operating expenses continue to decline as a percentage of revenue, and the cost of continuing as a public company normalizes.

“Our sales funnel is growing steadily with qualified clients through our Channel Partner eco-system,” added Mr. Santiago.  “The Channel Partners need a cloud-based ECM solution to complement their product strategy and increase the number of value added services provided to clients.  We strategically choose partners who sell enterprise software, consulting services or office equipment focused around document management.  We can quickly train them on our template based ECM software and/or how to integrate the software into their existing business application software or hardware products.  This new sales strategy allows us to focus on what we do best – software engineering, support and cloud services delivery – and allows our partners to do what they do best – demand generation for industry leading business software solutions.”

About GlobalWise Investments, Inc.

GlobalWise Investments, Inc., via its wholly owned subsidiary Intellinetics, Inc., is a Columbus, Ohio based Enterprise Content Management (ECM) pioneer with industry-leading software that delivers cloud ECM based solutions on-demand. The Company’s flagship platform, IntellivueTM, represents a new industry benchmark and game-changing solution by enabling clients to access and manage the content of every scanned document, file, spreadsheet, email, photo, audio file or video tape – virtually anything that can be digitized – in their enterprise from any PC, laptop, tablet or smartphone from anywhere in the world.

For additional information, please visit the Company’s corporate website: www.GlobalWiseInvestments.com

This press release may contain “forward-looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Financial Tables Follow

GLOBALWISE INVESTMENTS, INC. and SUBSIDIARY

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

Revenues:
Sale of software licenses without modification	$34,939	$19,925	$56,678	$36,800
Sale of software licenses with substantive modification	393,403	227,979	413,395	242,764
Software as a service	24,596	37,910	53,637	69,327
Software maintenance services	195,857	160,209	373,308	314,242
Consulting services	238,490	136,028	350,595	158,044

Total revenues	887,285	582,051	1,247,613	821,177

Cost of revenues:
Sale of software licenses without modification	14,627	5,084	31,832	9,451
Sale of software licenses with substantive modification	109,229	121,052	262,855	229,490
Software as a service	7,364	6,930	13,894	13,516
Software maintenance services	36,404	29,449	61,284	52,172
Consulting services	122,538	54,875	224,244	116,904

Total cost of revenues	290,162	217,390	594,109	421,533

Gross profit	597,123	364,661	653,504	399,644

Operating expenses:
General and administrative	348,976	278,773	1,169,198	501,631
Sales and marketing	323,439	132,524	645,333	266,925
Depreciation	7,647	10,339	14,437	21,133

Total operating expenses	680,062	421,636	1,828,968	789,689

Loss from operations	(82,939)	(56,975)	(1,175,464)	(390,045)

Interest expense, net	(72,311)	(36,064)	(127,659)	(74,099)

Net loss	$(155,250)	$(93,039)	$(1,303,123)	$(464,144)

Basic and deiluted net loss per share:	$—	$—	$(0.04)	$(0.02)

Weighted average number of common shares outstanding - basic and diluted	32,590,850	22,757,100	31,589,531	22,757,100

GLOBALWISE INVESTMENTS, INC.

Condensed Consolidated Balance Sheets

ASSETS
	Unaudited
	June 30,	December 31,
	2012	2011
Current assets:
Cash	$17,366	$140,271
Accounts receivable, net	400,168	335,453
Prepaid expenses and other current assets	44,835	18,398

Total current assets	462,369	494,122

Property and equipment, net	72,112	32,771
Other assets	41,400	46,404

Total assets	$575,881	$573,297

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$999,909	$389,080
Accrued expenses, related parties	17,494	—
Deferred revenues	745,975	964,043
Notes payable - current	1,417,203	747,778
Notes payable - related party - current	300,000	—
Total current liabilities	3,480,581	2,100,901

Long-term liabilities:
Deferred compensation	234,107	215,011
Notes payable - net of current portion	1,385,029	1,528,915
Notes payable - related party	276,707	262,707
Deferred interest expense	34,564	17,063
Other long-term liabilities - related parties	171,575	157,859

Total long-term liabilities	2,101,982	2,181,555

Total liabilities other than shares	5,582,563	4,282,456
Shares subject to mandatory redemption	111,235
Total liabilities	5,582,563	4,393,691

Commitments and contingencies
Excess of liabilities over assets (deficit)	—	(3,820,394)
Total liabilities and excess of liabilities over assets (deficit)	5,582,563	573,297
Stockholders' deficit:
Common stock, $0.001 par value, 50,000,000 shares authorized; 32,590,850 shares issued and outstanding at March 31, 2012	32,591	—
Additional paid-in capital (deficit)	(52,975)	—
Accumulated deficit	(4,986,298)	—
Total stockholders' deficit	(5,006,682)	—
Total liabilities and excess of liabilities over assets (deficit) and stockholders' deficit	$575,881	$573,297